As filed with the Securities and Exchange Commission on May 12,1998 Registration No. 333-22507 and 333-26761
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------

                        POST EFFECTIVE AMENDMENT NO. 1
                    TO REGISTRATION STATEMENT ON FORM SB-2
                                      ON
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          ---------------------------

                    Dental/Medical Diagnostic Systems, Inc.
            (Exact name of Registrant as specified in its charter)

     DELAWARE                                                   13-3152648
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

200 NORTH WESTLAKE BOULEVARD, SUITE 202, WESTLAKE VILLAGE, CALIFORNIA  91362
                            (805) 381-2700

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             --------------------


                               RONALD E. WITTMAN
                          200 NORTH WESTLAKE BOULEVARD
                                   SUITE 202
                               WESTLAKE VILLAGE
                               CALIFORNIA  91362
                                (805) 381-2700

           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                            -----------------------

                                   Copies to
                                MURRAY MARKILES
                      TROOP MEISINGER STEUBER & PASICH, LLP
                           10940 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 824-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post Effective Amendment No. 1 to Registration No. 333-22507 and 333-26761.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[  ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

By this Post Effective Amendment No. 1 to Registration Statement on Form SB-2, Registrant amends its registration Statement on Form SB-2 (Registration No. 333-22507 and 333-26761) pursuant to which Registrant registered its offering. Due to the scope and nature of this amendment, the Registration Statement and Prospectus have not been marked to show changes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



-------------------------------------------------------------------------------
                   SUBJECT TO COMPLETION, DATED MAY 12, 1998

                                  PROSPECTUS

                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                       4,030,000 SHARES OF COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                         1,780,000 REDEEMABLE WARRANTS

                                --------------

     This Prospectus relates to the issuance or sale of the following securities of an aggregate of Dental/Medical Diagnostic Systems, Inc. (the "Company" or the "Registrant"):

     (i) issuance by the Company of up to 2,070,000 shares (the "Redeemable Warrant Shares") of common stock, par value $.01 per share (the "Common Stock") issuable upon exercise of the Company's outstanding redeemable common stock purchase warrants (the "Redeemable Warrants") originally issued by the Company as part of the Company's underwritten offering completed on May 9, 1997 (the "Offering");

     (ii) resale by certain selling security holders (the "Selling Security Holders") of 1,600,000 Redeemable Warrants issued to them on May 9, 1997 in exchange for warrants that were issued to them in connection with the Company's 1996 Bridge Financing (the "Selling Security Holder Redeemable Warrants");

    (iii) issuance by the Company of up to 1,600,000 shares of Common Stock issuable upon exercise of the Selling Security Holder Redeemable Warrants (the "Selling Security Holder Shares"); and

     (iv) issuance by the Company of up to 180,000 Redeemable Warrants
          (the "Underwriter Redeemable Warrants," and collectively with the Redeemable Warrants and Selling Warrant Holder Redeemable Warrants, the "Warrants") and/or up to 180,000 shares of Common Stock (the "Underwriter Shares") issuable upon exercise of an underwriter's purchase option (the "Underwriter's Purchase Option") originally issued to the designees of M. H. Meyerson & Co., Inc., the underwriter of the Offering (the "Underwriter"); and

      (v) issuance by the Company of up to 180,000 shares of Common Stock issuable upon exercise of the Underwriter Redeemable Warrants (the "Underwriter Warrant Shares").

The Redeemable Warrant Shares, the Selling Security Holder Shares, the Underwriter Shares and the Underwriter Warrant Shares, are collectively referred to as the "Shares." Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00 commencing May 9, 1998 until May 9, 2002, and are redeemable at the option of the Company at any time after May 9, 1998 on 30 days' prior written notice, provided that (a) the last sale price of the Common Stock has been at least $9.50 on each of the ten consecutive trading days ending on the third day prior to the date on which notice is given and (b) the Company has obtained the prior written consent of the Underwriter. The Underwriter's Purchase Option is exercisable initially at a price of $4.95 per share and $.55 per warrant for a period of four years commencing May 9, 1998.

     The Warrants registered for sale on behalf of the Selling Security Holders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in regular brokerage transactions (which may include block transactions) on the Nasdaq SmallCap Market, in transactions directly with market makers, in certain privately negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holders may effect such transactions by selling their Warrants directly to purchasers or to or through broker-dealers (including the Underwriter), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of the Warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Security Holders and any broker-dealers that act in connection with the sale of the Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.
See "Selling Security Holders."

     None of the proceeds from the sale by the Selling Security Holders of the Selling Security Holder Redeemable Warrants offered hereby will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration of the securities being offered by the Selling Security Holders. See "Selling Security Holders."

     All 4,030,000 of the shares of Common Stock and 1,780,000 Selling Security Holder Redeemable Warrants and Underwriter Redeemable Warrants covered by this prospectus were previously registered by the Company and were covered by a prospectus dated May 9, 1997 and the Registration Statement to which it related. Such Registration Statement and Prospectus have been superseded in their entirety by this Prospectus and the new Registration Statement to which it relates.

     The Common Stock is quoted on the NASDAQ SmallCap Market ("NASDAQ SmallCap Market") under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." On May 8, 1998, the high and low prices of the Common Stock on the NASDAQ SmallCap Market were $4.625 and $4.25, respectively. The Redeemable Warrants are quoted on the NASDAQ SmallCap Market ("NASDAQ SmallCap Market") under the symbol "DMDSW" and on the Boston Stock Exchange under the symbol "DMDW." On May 8, 1998, the high and low prices of the Redeemable Warrants on the NASDAQ SmallCap Market were $1.50 and $1.50, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

===============================================================================
                                                                Proceeds to
                                                                the Company
                              Price to         Warrant          or Other
                               Public     Solicitation Fee(1)   Persons(2)
-------------------------------------------------------------------------------
Per Share of Common Stock(4)    $5.00           $0.20            $4.80(3)
===============================================================================
Total                           $19,250,000     $770,000         $18,480,000
===============================================================================

(1) The Company has agreed to indemnify the Underwriter in the original offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company has also agreed to pay the Underwriter for bona fide services rendered a commission equal to 4% of the exercise price for each Warrant exercised if the exercise was solicited by the Underwriter. The Company's obligation is subject to numerous conditions. See "Plan of Distribution" for certain information concerning commissions payable upon exercise of the Warrants and the underwriting of the original offering of the Warrants.
(2)  Before deducting expenses payable by the Company estimated at $11,500.
(3) Assumes all of the Redeemable Warrants, Underwriter Redeemable Warrants and Selling Warrant Holder Redeemable Warrants will be exercised. There can be no assurance that any of the Redeemable Warrants, Underwriter Redeemable Warrants or Selling Warrant Holder Redeemable Warrants will be exercised.
(4) Consists of 2,070,000 shares underlying the Redeemable Warrants, 1,600,000 shares underlying the Selling Warrant Holder Redeemable Warrants and 180,000 shares underlying the Underwriter Redeemable Warrants all to be issued by the Company upon exercise of the respective Warrants.

                              -------------------

                  The date of this Prospectus is May 11, 1998


     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                             AVAILABLE INFORMATION

       The Company has filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement on Form SB-2, as amended by Post Effective Amendment No. 1 on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock and Warrants offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock and Warrants are traded on the NASDAQ SmallCap Market and the Company's reports, proxy or information statements, and other information filed with the NASDAQ SmallCap Market may be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this
Prospectus:

  (1) Registrant's Report on Form 10-KSB, as amended, for the twelve-month period ended December 31, 1997;

  (2)       Registrant's Current Report on Form 8-K, filed on May 8, 1998;

  (3) The description of the Company's Securities contained in its Registration Statement on Form 8-A, filed on June 26, 1997, as amended.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Ronald E. Wittman, Chief Financial Officer, Dental/Medical Diagnostic Systems, Inc. 200 North Westlake Boulevard, Suite 202, Westlake Village, California, 91362. Telephone inquiries may be directed to Dental/Medical Diagnostic Systems, Inc., at (805) 381-2700.


                                    SUMMARY

       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO,
AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ONE-FOR-2.197317574 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JANUARY 13, 1997, AND A ONE-FOR-1.333333333 REVERSE STOCK SPLIT APPROVED BY THE COMPANY'S STOCKHOLDERS ON MARCH 24, 1997 ("REVERSE STOCK SPLITS"). THIS PROSPECTUS AND OTHER INFORMATION INCORPORATED HEREIN, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  THE COMPANY

    Dental/Medical Diagnostic Systems, Inc. ("DMD" or the "Company") designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary existing product emphasis is on the manufacture and sale, of an intraoral camera system, known as the "TeliCam II System," a multi-operatory intraoral camera system, known as the InTELInet, for use in connection with the TeliCam II System, and a tooth whitening and curing device known as the Apollo 95E, which, with the exception of Canada, the Company markets internationally. The Company is currently developing with others a digital x-ray system. The Company is also developing an updated version of its intraoral camera system, the "TeliCam Elite" and plans to introduce the updated camera in the second quarter of fiscal year 1998.

    The TeliCam II System displays close-up color video images of dental patients' teeth and gums. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result of such display, promote patient acceptance of treatment plans. The TeliCam II System offers dentists the ability to capture and display multiple video images without an expensive external capture device such as a video cassette recorder or color printer, thereby providing a low-cost alternative to the more expensive traditional intraoral dental camera systems. The Company commenced shipments of a predecessor of the TeliCam II System known as the "TeliCam I System" to customers in February 1996, and shipped TeliCam II Systems commencing in the second quarter of 1997. Through December 31, 1997, the Company had sold 4,511 TeliCam I and TeliCam II Systems to dentists throughout the United States, as well as to several dental schools, and 2,406 TeliCam I and II Systems internationally. The Company believes that the market for intraoral cameras such as the TeliCam II system is a market which has matured. TeliCam System II sales have recently been below levels of prior comparable periods, a trend which the Company expects to continue.

    The Company recently introduced a curing and whitening device, the Apollo 95E, to markets outside of the US and Canada. The Apollo 95E was developed by S.E.D. Gerant ("S.E.D."), a developer and manufacturer of medical and dental devices organized under the laws of France which was acquired by the Company in 1997. The Company believes that the Apollo 95E produces faster results than products currently available in that market place. This product is designed to cure composite material in three seconds or less, and to produce teeth whitening in a dental operatory in less than one hour. The Company will also market the chemical composite and whitening materials to be used with both these products. The Company had obtained distribution rights under an agreement with Ion Laser Technology, Inc. ("ILT") for a composite curing and whitening device under development by ILT. That device which was similar in many respects to the Apollo 95E, was intended to be marketed by the Company as the Apollo 9500 in the United States and Canada. On May 4, 1998, ILT announced that it would not be able to perform its obligations under ILT's agreement with the Company. The Company now intends to introduce the Apollo 95E into the United States and Canada. Shipment of the 95E into the United States requires regulatory approval from the Food and Drug Administration and, while no assurance of receipt of the required approvals can be given, the Company expects that a period of three to six months will be required to obtain necessary approvals See "Cautionary Statements and Risk Factors -- Extensive Government Regulation."

    The Company has entered into an agreement with Suni Imaging Microsystems, Inc. ("Suni") to develop digital x-ray technology for incorporation into systems for the dental market. The Company has obtained exclusive rights to market products to the dental market incorporating certain digital x-ray technology developed by Suni. Suni will retain the rights to developed microchip technology underlying the x-ray system it develops for the Company. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology, if successfully developed for the Company by Suni, would provide an improved image quality digital x-ray system at a price expected to be lower than competitive systems. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology also is designed to allow database storage and recall of images for comparison purposes. The development of the technology will be done by Suni and funded by the Company. No assurance can be given that digital x-ray technology will be successfully developed, or if the technology is developed, that the Company will be able to commercially exploit it. Additionally, the Company believes that any products it may develop incorporating the digital x-ray technology will require FDA approval prior to marketing, and as a consequence, the timing of the domestic introduction of such product is uncertain. The Company will determine whether or not to proceed with the marketing of such product based upon the results of the development. See "Cautionary Statements and Risk Factors EXTENSIVE GOVERNMENT REGULATION."

    In November 1996, the Company introduced its InTELInet Video Monitoring System ("InTELInet") which generally includes two TeliCam systems, a printer, a video-cassette monitor, cabling and installation. InTELInet creates a video-electronic information link between the different operatories of the dental office. InTELInet is different from most other intra-office networking systems known to the Company in that it enables simultaneous use of two or more intraoral cameras, which allows dentists and their staffs to conduct more than one patient examination at a time using two or more intraoral cameras simultaneously. InTELInet is thus designed to be a cost-effective solution to the problems generally associated with standard networking of various intraoral cameras in multiple operatories within a single dental practice. The Company emphasizes the savings to dental practices and the ease of use of the InTELInet in its marketing campaigns. The InTELInet is being marketed by the Company only in the US due to the general absence of multiple operatory practices outside of the United States. The InTELInet facilitates simple network expansion and is only compatible with intraoral dental cameras marketed by the Company. While there can be no assurance that digital x-ray technology will be developed, the Company has designed the InTELInet system to be compatible with the digital x-ray technology the Company is currently developing with Suni Imaging Microsystems, Inc. From the time of its first introduction in late November 1996, through December 31, 1997, 385 InTELInet multiple operatory networking systems have been sold by the Company.


    The Company's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, and its telephone number is (805) 381-2700.


                                 RISK FACTORS

    Several of the matters discussed in this document contain forward looking statements that involve risks and uncertainties. Factors associated with the forward looking statements which could cause actual results to differ materially from those projected or forecast in the statements appear below. In addition to other information contained in this document, readers should carefully consider the following cautionary statements and risks factors:

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ACCUMULATED DEFICIT. While the Company has been in existence since 1981, its operations between 1988 and its acquisition of DMD and BDI in March 1996, were limited to the exploration of acquisition opportunities. Dental/Medical Diagnostic Systems, the division of the Company which designs and markets the Company's TeliCam II System, and BDI, a subsidiary of the Company, have only been in operation since October 1995. For the period from inception (October 23, 1995) to March 2, 1996, the Company incurred a net loss of $1,625,213, and for the ten-month period ended December 31, 1996, the Company had net income of $137,151. For the twelve months ended December 31, 1997 the Company had a net loss after extraordinary item of $2,044,729. At December 31, 1997, the Company's accumulated deficit was $3,532,791. The ability of the Company to obtain and sustain profitability will depend, in part, upon the successful marketing of existing products and the successful and timely introduction of new products. There can be no assurance that the Company will be able to generate and sustain net sales or profitability in the future.

  DEPENDENCE UPON A SINGLE PRODUCT. The TeliCam II System, has been the Company's primary product and, together with related products such as the InTELInet system, accounted for a substantial portion of the Company's revenue. See "-- Importance of New Product Development to Growth." The Company believes that the market for intraoral cameras such as the TeliCam II system is a market which has matured. TeliCam System II sales have recently been below levels of prior comparable periods, a trend which the Company expects to continue. If the Company is unable to successfully develop and introduce additional products and product lines, it is likely that the Company's business operations would be substantially and adversely impacted.

  IMPORTANCE OF NEW PRODUCT DEVELOPMENT TO GROWTH. The Company's ability to develop and successfully introduce new products, particularly, a tooth whitening and curing device suitable for the United States market such as the Apollo 95E, and the digital x-ray technology under development for the Company by Suni, will be a significant factor in the Company's ability to grow and remain competitive. See "Cautionary Statements and Risk Factors -- Substantial Dependence on Third Parties -- SUPPLIERS." Development of new product lines is risk intensive as evidenced by ILT's recent announcement that it will be unable to perform its obligations under its agreement with the Company to develop and supply the Apollo 9500 to the Company. New product development often requires long-term forecasting of market trends, the development and implementation of new designs, compliance with extensive governmental regulatory requirements and a substantial capital commitment. There are a number of manufacturing and design risks inherent in engineering high cost custom built prototypes upon which development and contracting decisions are often made, into commercial products able to be manufactured in large quantities at acceptable cost. Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, the Company may have to modify its products in order to keep pace with these changes and developments. The introduction of products embodying new technologies, or the emergence of new industry standards, may render existing products, or products under development, obsolete or unmarketable. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

  NEED FOR ADDITIONAL FINANCING. Based on its current operating plan, the Company anticipates that unless a substantial portion of the Warrants are exercised by the respective holders thereof, that in addition to the remaining proceeds of the Offering, the credit facility and the proceeds of a debt placement the Company entered into on March 3, 1998 for the private placement (the "Debt Placement") of its 12% Senior Subordinated Notes due 1999 (the "Notes") and 450,000 common stock purchase warrants, further capital will be required during the next twelve months to satisfy the Company's expected increased working capital and research and development requirements for its planned new products. The Company is currently exploring alternatives to fulfill these requirements. No assurance can be given that additional financing will be available when needed or that, if available, it will be on terms favorable to the Company or its stockholders. If needed funds are not available, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business, operating results and financial condition.
If additional funds are raised through the issuance of equity securities, additional dilution to stockholders may occur. In addition, if sufficient funds to repay the Notes are not available, the Notes may be converted to shares of Common Stock and additional dilution to stockholders may occur.

  EXPANSION THROUGH UNDETERMINED ACQUISITIONS AND JOINT VENTURES. The
Company intends to expand its product lines and domestic and international markets, in part, through acquisitions. The Company's ability to expand successfully through acquisitions will depend upon the availability of suitable acquisition candidates at prices acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. These acquisitions and joint ventures may not be subject to approval or review by the Company's stockholders. The Company does not expect that it will obtain an appraisal by any independent appraisers with respect to any such acquisition. Certain of the Company's future acquisitions may also give rise to an obligation by the Company to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on the Company. In addition, integrating acquired businesses may result in a loss of customers or product lines of the acquired businesses and also requires significant management attention and may place significant demands on the Company's operations, information systems and financial resources. The failure effectively to integrate acquired businesses with the Company's operations could adversely affect the Company. In addition, the Company competes for acquisition opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

  The Company also intends to expand its product lines and domestic and international markets through joint ventures. The Company's ability to expand successfully through joint ventures will depend upon the availability of suitable joint venture candidates whose terms are acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing joint ventures. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. The failure effectively to integrate joint ventures with the Company's operations could adversely affect the Company. In addition, the Company competes for expansion opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable investment opportunities will be identified, that any such transactions can be consummated, or that such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

SUBSTANTIAL DEPENDENCE ON THIRD PARTIES

  The Company substantially depends upon third parties for several critical elements of its business including the development and licensing for distribution of its products.

  SUPPLIERS. With the exception of the TeliCam System's CCD processor unit, the Company believes that there are multiple sources from which it may purchase the components of the TeliCam System. The Company anticipates that it will obtain certain of the components of the TeliCam System from a single source or a limited number of sources of supply. Although the Company believes it will be able to negotiate satisfactory supply arrangements and relationships, the failure to do so may have a material adverse effect on the Company. Furthermore, there can be no assurance that suppliers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs may adversely affect the Company's ability to market the TeliCam System. Pursuant to the Boston Marketing Distribution Agreement, the Company has the exclusive right to market Teli Units to the dental market. Boston Marketing is a licensed distributor of the Teli Units under a separate agreement with their manufacturer. The agreement between Boston Marketing and the Teli Units manufacturer obligates Boston Marketing to meet minimum purchase obligations. If Boston Marketing fails to meet these obligations, Boston Marketing will be terminated as a licensed distributor. In the event of such termination, the Company, as a sublicensee subdistributor of Boston Marketing, may lose its right to purchase the Teli Units. Moreover, in the event the Company is unable to meet its minimum annual purchase obligations under the Boston Marketing Distribution Agreement, and, as a consequence, such agreement terminates, the Company may be required to find an alternative source for the primary component of its TeliCam System. The Company believes that, in the event the Company loses its right to sell the Teli Units, replacement components could be developed by and obtained from third parties, but that this may take more than six months. The potential delay associated with locating an alternative source of supply would have a significant adverse effect on the Company's operating results and financial condition. In addition, there is no guarantee that an intraoral dental camera system utilizing the replacement components will be accepted by the dental marketplace. The Company has an oral agreement with S.E.D. to manufacture its Apollo 95E product for sale internationally. Dr. Duret, president of S.E.D. will oversee manufacturing of the Apollo 95E for the Company, and will render consulting services for the Company. If S.E.D. is unable to meet the Company's requirements, the Company would have to obtain an alternative manufacturing arrangement. The Company believes that such manufacturing capability could be developed by the Company or obtained from third parties, but that developing or obtaining alternative capacities may take up to four months. The potential delay associated with either developing or locating an alternative source of supply could have a significant adverse effect on the Company's operating results and financial condition.

  Under the Company's licensing and development arrangements with Suni for the development of digital x-ray technology for the dental market, the Company has obtained exclusive marketing rights to products incorporating certain digital x-ray technology developed by Suni. The Company has paid significant advances to, and is dependent upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. There can be no assurance that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product acceptable to the Company or the marketplace, this would have a material adverse effect on the Company's operating results and financial condition. The agreement with Suni provides that the Company is obligated to make minimum royalty payments if products incorporating the developed technology are introduced to the market in order to maintain exclusivity. There can be no assurance that the Company will be able to meet the royalty payments required to maintain exclusivity. Suni would then be able to license the developed technology to the Company's competitors, or grant an exclusive license to a competitor, which could have a material adverse effect on the Company's operating results and financial condition.

  FLUCTUATIONS IN QUARTERLY RESULTS. The Company's business is subject to certain quarterly influences. Management's prior experience in the industry would indicate that net sales and operating profits are generally higher in the fourth quarter due to the purchasing patterns of dentists and are generally lower in the first quarter due primarily to increased purchases in the prior quarter and during the summer months due to a reduced volume of trade shows and increased unavailability of dentists due to summer vacations. The Company plans to increase expenses to fund greater levels of research and development and to fund investments in joint ventures and acquisitions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, quarterly operating results and financial condition will be adversely affected. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and their related costs, as well as the release of new products and promotions taking place within the quarter. Other factors that may influence the Company's quarterly operating results include the timing of introduction or enhancement of products by the Company or its competitors, market acceptance of the TeliCam II, the InTELInet System and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major distributors, order cancellations, delays in shipment and general economic conditions. Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

  EXTENSIVE GOVERNMENT REGULATION. The Company's products and its manufacturing practices are subject to regulation by the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical and dental devices, including those under development by the Company must receive FDA clearance or approval before they may be sold, or be exempted from the need to obtain such clearance or approval. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA.

  The Company will need 510(k) approval for its Apollo 95E and for any new products which are developed in the future using digital x-ray technology. The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future. Although the Company believes that its products and procedures are currently in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

  COMPETITION. The manufacture and distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. With respect to the intraoral camera market, the Company has at least twelve major competitors. Some of the Company's competitors have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute systems which are substantially similar or superior to the Company's products.

  RAPID EXPANSION OF THE COMPANY'S BUSINESS. From inception (October 23,
1995) through December 31, 1997, the Company has experienced rapid and substantial growth in revenues and geographic scope of operations. Any future growth may place a significant strain on management and on the Company's financial resources and information processing systems. The failure to recruit additional staff and key personnel, to have sufficient financial resources, to maintain or upgrade these financial reporting systems, or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, operating results and financial condition.

  RELIANCE ON INTERNATIONAL SALES AND DISTRIBUTORS AND GENERAL RISKS OF INTERNATIONAL OPERATIONS. For the twelve-month period ended December 31, 1997, international sales have accounted for approximately 24% of the Company's net sales, and the Company expects that international sales may increase as a percentage of sales in the future. Consequently, the Company is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements; fluctuations in the US dollar which could materially adversely affect US dollar revenues; tariffs and other barriers and restrictions; potentially adverse taxes; and the burdens of complying with a variety of international laws and communications standards. The Company's international sales involve potentially longer payment cycles and the Company may experience greater difficulty collecting accounts receivable. The Company currently depends on third party distributors for substantially all of its international sales. At December 31, 1997, nine of the Company's international distributors accounted for 60% of the Company's accounts receivable, and nine of these distributors accounted for approximately $3,877,000 or 24%, of the Company's total sales for the twelve-month period ended December 31, 1997. Certain of the Company's third party distributors may also act as resellers for competitors of the Company and could devote greater effort and resources to marketing competitive products. The loss of, or other significant reduction in sales to, certain of these third party distributors could have a material adverse effect on the Company's business and results of operations. The Company is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that these risks of conducting business internationally will not have a material adverse effect on the Company's business. Further, any failure by the Company to predict or plan for changes in the international arena could have a material adverse effect on the Company's business, operating results and financial condition.

  DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend significantly upon its Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch, and upon certain other key employees of the Company. The loss of service of one or more of these persons could have a material adverse effect on the Company's business and operations. The Company has entered into Employment Agreements with Robert H. Gurevitch and Dewey Perrigo, the Company's Vice President of Sales, pursuant to which they each have agreed to render services to the Company until October 1, 1999. The Company has obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which the Company is the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to the Company in the event of his death. The Company does not maintain any insurance on the lives of its other senior management. In addition, the Company's success will be dependent upon its ability to recruit and retain qualified personnel. Any failure by the Company to retain and attract key personnel could have a material adverse effect on the Company's business, operating results, and financial condition.

  LIMITED PROPRIETARY PROTECTION. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company's proprietary technology is not protected by any patents. Consequently, the Company relies primarily on trademark, trade secret and copyright laws to protect its technology. Also, the Company has implemented a policy that most senior and technical employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If litigation is necessary in the future, to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws. In addition, the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

  The Company believes that its products do not infringe upon any valid existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition.

    CONFLICT OF INTERESTS. Robert Gurevitch, Chairman of the Company, has loaned money to the Company ("Loan Obligations") and has guaranteed the performance by the Company under its leases for its Irvine (Technology Drive) and Westlake, California premises. The Company believes that all of these transactions were on terms no less favorable than were available from unaffiliated third parties. The Company intends to attempt to relieve Mr. Gurevitch from his obligations under each of these guarantees and it is possible that, in order to achieve the release of Mr. Gurevitch from these guarantees, the Company will be required to post collateral or provide other concessions to the recipients of the guarantees. The Company has, in the past, entered into transactions with affiliates and there can be no assurance that the Company will not enter into transactions with affiliated parties in the future.

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and executive officers which may require the Company, among other things, to indemnify such directors against liabilities that arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has purchased director's and officer's liability insurance in the amount of $3.0 million. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made, or threatened to be, a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

    ANTI-TAKEOVER PROVISIONS. The Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder.

    PRODUCT LIABILITY. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim or claim arising as a result of use of the Company's products brought against the Company, or negative publicity attendant to any such claim, could have a material adverse effect upon the Company's business, operating results and financial condition. The Company maintains product liability insurance with coverage limits of $1,000,000 per occurrence and $1,000,000 per year. While the Company believes that it maintains adequate insurance coverage, there can be no assurance that the amount of insurance will be adequate to satisfy claims made against the Company in the future, or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.


                                USE OF PROCEEDS

         The Company anticipates that proceeds of the sale of Common Stock upon the exercise of the Warrants and the Underwriter's Purchase Option will be realized from time-to-time prior to their expiration if, as and when the market price of the Common Stock significantly exceeds the exercise price of the Warrants or at such earlier time as the Company is able to redeem the Warrants pursuant to their terms. If the Underwriter Purchase Option and all of the Warrants are exercised in their entirety, the Company will receive $20,240,000 in proceeds minus any underwriting commissions the Company is obligated to pay in connection with the exercise of such Warrants. However, there can be no assurance that any or all of the Warrants will be exercised or that the market price of the Company's Common Stock will increase to a level sufficient to permit the Company to Redeem the Warrants or to cause the exercise of the outstanding Warrants prior to their expiration. Inasmuch as the holders of all of the Warrants have no obligation to exercise such Warrants, the Company is not in a position to evaluate if such derivative securities will ever be exercised. Accordingly, the Company is not able to allocate specifically at this time the proceeds that may be received from the exercise of the Warrants, and any proceeds realized will be utilized for product development, acquisition, working capital and general corporate purposes.

         Pending their use for the foregoing purposes, the Company intends to invest net proceeds from the sale of Common Stock upon exercise of the Warrants in short term, interest-bearing, investment grade securities or other corporate debt instruments or interest-bearing obligations.

         The Company will not receive any proceeds from the resale of the Selling Security Holder Redeemable Warrants.


                           SELLING SECURITY HOLDERS


    An aggregate of 1,600,000 Selling Warrant Holder Redeemable Warrants may be offered and sold by the Selling Security Holders pursuant to this prospectus.

    The following table sets forth the name of each Selling Security Holder and the number of Warrants registered for resale on such party's behalf. All of such Warrants offered hereby on behalf of the Selling Security Holders are being registered for sale under the Registration Statement of which this Prospectus forms a part, and the Company believes that all the Warrants being offered hereby on behalf of the Selling Security Holders will be owned by the respective holders thereof following the completion of this offering and prior to resale. The Selling Security Holders have the sole investment power with respect to the Selling Security Holder Redeemable Warrants owned, subject to applicable community property laws. As of March 24, 1998, the Company had outstanding 5,115,777 shares of Common Stock, par value $.01 per share, the only outstanding voting security of the Company.

    None of the Selling Security Holders has ever held any position or office with the Company or had any other material relationship with the Company, nor do any of the Selling Security Holders own any shares of Common Stock of the Company at April 7, 1998.



                                                                                                 Common Stock Owned After the
                                                Common Stock Owned Prior to the Offering                 Offering
                                        ----------------------------------------------------    ----------------------------
                                        Number of Warrant                                                        Percent
                                        and/or Shares of     Percent of    Number of            Number of           of
                                         Common Stock (1)     Class(2)    Shares to be Sold     Shares           Class(1)
                                        -----------------    ----------   ------------------    ----------       ---------


Bear Stearns Securities Corp.
as IRA Custodian FBO Paul Breslow     25,000                 *           25,000                  0                *

Bear Stearns Securities Corp. as
IRA Custodian FBO David J. Carr       50,000                 1           50,000                  0                *

Bear Stearns Securities Corp.
as IRA Custodian FBO Sharon Carr      25,000                 *           25,000                  0                *

Henry M. Cohn                         50,000                 1           50,000                  0                *

William M. De Arman                   50,000                 1           50,000                  0                *

Donehew Fund Limited Partnership      50,000                 1           50,000                  0                *

Bear Securities Corp.
as Custodian FBO Empire Medical       25,000                 *           25,000                  0                *

Ronald J. Frank                       25,000                 *           25,000                  0                *

Louis Gigante                         25,000                 *           25,000                  0                *

Stephen Goldman                       25,000                 *           25,000                  0                *

Stanley D. Goodman                    25,000                 *           25,000                  0                *

Janice Halle-Nesses                  175,000                3.3         175,000                  0                *

H&S Advisors, Inc.                    20,000                 *           20,000                  0                *

IF Consulting Ltd.                    50,000                 1           50,000                  0                *

Jo-Bar Enterprises, L.L.C.            50,000                 1           50,000                  0                *

KCID Industries, Bradley S. Cooper    25,000                 *          25,000                   0                *

Richard M. Kirshner                   25,000                 *          25,000                   0                *

Jacqueline Knapp                     187,500                3.5        187,500                   0                *

Larry Kupferberg                     152,500                2.9        152,000                   0                *

Christina Litt                        25,000                 *           25,000                  0               *

Private Trust Corp. Ltd
TTEE New Amsterdam Investment Trust   50,000                 1           50,000                  0               *

Joseph Reiss, M.D.                    50,000                 1           50,000                  0               *

Marc Roberts                          50,000                 1           50,000                  0               *

Claudia C. Rouhana                    25,000                 *           25,000                  0               *

William J. Rouhana, Jr.               25,000                 *           25,000                  0               *

William J. Rouhana, Sr.
Trustee for Rouhana
1990 GRIT dtd 7/30/90                 25,000                 *           25,000                  0               *

William J. Rouhana, Sr.
Trustee for Rouhana
1995 GRAT dtd 3/2/95                  25,000                 *           25,000                  0               *

Richard Semble, M.D.                  25,000                 *           25,000                  0               *

Dr. Larry Sheer                       50,000                 1           50,000                  0               *

Stanley Snyder                       140,000                2.7         140,000                  0               *

Jeffrey M. Spiegel                    25,000                 *           25,000                  0               *

Gibbs A. Williams
Keough Trust                          25,000                 *           25,000                  0               *

------------------------
* Less than one percent.

(1) This includes the Selling Security Holder Redeemable Warrants owned by the particular Selling Security Holder.
(2) The Total outstanding number of shares used to calculate the percentage of ownership of Common Stock assumes the exercise of the Selling Security Holder Redeemable Warrants by the particular Selling Security Holder for whom the percentage is being calculated.



                             PLAN OF DISTRIBUTION

     M. H. Meyerson & Co., Inc. served as the Underwriter of the Offering, pursuant to which 2,070,000 shares of common stock and 2,070,000 Redeemable Warrants were issued. The Company agreed to indemnify the Underwriters of the Offering, against certain liabilities, including liabilities under the Securities Act, and to reimburse the Underwriter for its direct out-of-pocket expenses incurred in the Offering.

     The Warrants covered by this Prospectus were issued in registered form pursuant to the terms of a Warrant Agreement dated as of May 8, 1997 ("Warrant Agreement") between the Company and American Stock Transfer and Trust Company, New York, New York, as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Registration Statement on form SB-2, dated March 30, 1997) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

     Unless previously redeemed, each Warrant entitles the registered holder thereof to purchase one share of Common Stock at any time during the four-year period commencing on May 9, 1998, at a per share price equal to $5.00 subject to adjustment in certain circumstances.

     Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on May 9, 2002. In the event a holder of the Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

     The Company may, with the prior written consent of the Underwriter, redeem the Warrants at any time once they become exercisable, for a redemption price of $.01 per Warrant if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 190% of the then current exercise price of the Warrants on each of the ten consecutive trading days ending on the third day prior to the day on which notice is given. The Warrants will be exercisable until the close of business on the date fixed for redemption.

     The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is a current prospectus relating to such Common Stock, and only is such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. Although the Company has undertaken and intends to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so.

     The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are also subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, or merger or consolidation of the Company or other similar event.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price
(by certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Company is required to keep available a sufficient number of authorized shares of the Common Stock to permit exercise of the Warrants. The Warrant holders do not have the rights or privileges of the holders of the Common Stock prior to exercise of the Warrants.

     In connection with the Offering, the Company sold to the Underwriter, for nominal consideration, an option (the "Underwriter's Purchase Option"), consisting of the right to purchase up to an aggregate of 180,000 shares of the Common Stock and/or an aggregate of 180,000 warrants. The Underwriter's Purchase Option is exercisable initially at a price of $4.95 per share and $.55 per warrant for a period of four years commencing May 9, 1998. The Underwriter's Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of five and seven years, respectively, commencing on May 9, 1997, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Purchase Option.

     The Company has engaged the Underwriter, on a nonexclusive basis, as its agent for the solicitation of the exercise of the Warrants. Additionally, other NASD members may be engaged by the Underwriter in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Underwriter for bona fide services rendered a commission equal to 4% of the exercise price for each Warrant exercised if the exercise was solicited by the Underwriter. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the Underwriter in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, if the Underwriter Redeemable Warrants subject to the Underwriter's Purchase Option are exercised, the warrant holder has not confirmed in writing that the Underwriter solicited such exercise, or the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, while it is soliciting exercise of the Warrants, the Underwriter will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Underwriter has waived its right to receive a fee for the exercise of the Warrants.

     The Warrants registered for sale on behalf of the Selling Security Holders under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in regular brokerage transactions (which may include block transactions) on the Nasdaq SmallCap Market, in transactions directly with market makers, in certain privately negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holders may effect such transactions by selling their Warrants directly to purchasers or to or through broker-dealers (including the Underwriter), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of the Warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Security Holders and any broker-dealers that act in connection with the sale of the Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock or Warrants by the Selling Security Holders. Regulation M contains certain limitations and prohibitions and is intended to prevent issuers and Selling Security Holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and Underwriter's Purchase Option and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement and the Form of Underwriter's Purchase Option granted to designees of M.H. Meyerson & Co. which are on file as exhibits to the Registration Statement.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.


                                    EXPERTS

     The consolidated balance sheets of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1996 and December 31, 1997 and the consolidated statements of income, retained earnings and cash flows for the period from inception to March 2, 1996, the ten months ended December 31, 1996 and for the twelve-month period ended December 31, 1997, incorporated by reference in this registration statement on Form S-3, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Future audited financial statements of the Company and the reports thereon of the Company's independent public accountants will also be incorporated by reference in this prospectus in reliance upon the authority of those accountants as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.


                                INDEMNIFICATION

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     The Company has purchased a directors and officers liability insurance policy in the amount of $3,000,000.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:

                                                              Amount
                                                              ------

Registration Fee Under Securities Act of 1933               $*

NASD Filing Fee                                             $*

Blue Sky Fees and Expenses                                  $*

Printing and Engraving Certificates                         $*

Legal Fees and Expenses                                     $7,500.00

Accounting Fees and Expenses                                $4,000.00

Registrar and Transfer Agent Fees                           $*

Miscellaneous Expenses                                      $*
                                                           -----------

   TOTAL                                                    $11,500.00
                                                          ============

-----------------
* Not applicable or none.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   As permitted by the Delaware General Corporation Law ("DGCL"), the
Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

   The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

   The Company has purchased a directors and officers liability insurance policy in the amount of $3,000,000.



ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   See the Exhibit Index of this Registration Statement.

ITEM 17.    UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on May _, 1998.


                                        DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                        (Registrant)



                                        By:     /S/ Robert H. Gurevitch
                                            -----------------------------------
                                            Robert H. Gurevitch
                                            Chairman of the Board and
                                            Chief Executive Officer




                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Ronald E. Wittman or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                       Title                    Date
         ---------                       -----                    ----

                                 Chairman of the Board and
 /S/ Robert H. Gurevitch         Chief Executive Officer        April 30, 1998
-------------------------
 Robert H. Gurevitch


 /S/ Ronald E. Wittman           Chief Financial Officer and
--------------------------       Chief Accounting Officer       April 30, 1998
 Ronald E. Wittman


 /S/ Marvin H. Kleinberg         Director                       April 29, 1998
--------------------------
 Marvin H. Kleinberg


 /S/ Jack D. Preston             Director                       April 29, 1998
--------------------------
 Jack D. Preston

                                 EXHIBIT INDEX


NO.         ITEM
---         ----

1.1         Form of Underwriting Agreement(1)

1.2         Form of Underwriter's Purchase Option granted to M.H.
            Meyerson & Co., Inc.(1)

4.1         Specimen Stock Certificate of the Registrant*

4.2 Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.(2)

5.1         Opinion of Troop Meisinger Steuber & Pasich, LLP (previously filed)

23.1        Consent of Coopers & Lybrand, LLP

23.2 Consent of Troop Meisinger Steuber & Pasich, LLP (included as part of Exhibit 5.1) (previously filed)

24.1        Power of Attorney (included in signature page)


---------------------------

*Incorporated by reference from the Registrant's Registration Statement on Form SB-2, dated February 28, 1997.
(1)Incorporated by reference from the Registrant's Registration Statement on Amendment No. 1 on Form SB-2, dated March 7, 1997.
(2)Incorporated by reference from the Registrant's Registration Statement on Amendment No. 2 of Form SB-2, dated March 30, 1997.